UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2006

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue
Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed on Form 8-K filed on April 21, 2005, on April 11, 2005, Syntroleum International Corporation (the “Company”), a wholly owned subsidiary of Syntroleum Corporation, entered into a Participation Agreement (“Participation Agreement”) with Dorset Group Corporation (“Dorset”). Pursuant to the Participation Agreement, Dorset committed to provide funding to the Company to be used to evaluate investment opportunities, conduct oil and gas project development activities, and acquire interests in oil and gas properties.

On September 22, 2006, the Company delivered written notice of default to Dorset for breach of Section 2.3 of the Participation Agreement due to Dorset’s failure to remit the funds necessary to meet its pro rata share of each capital call within ten business days of its notice of the capital call. Such breach had a cure period of five business days pursuant to Article 12 of the Participation Agreement during which Dorset failed to cure. The Company and Dorset are in discussions concerning the terms of the termination of the Participation Agreement.

The Company did not incur any material penalties in connection with the termination of the Participation Agreement with Dorset.

Dorset and Mr. Ziad Ghandour, a member of the board of directors of Syntroleum Corporation and a consultant to Syntroleum Corporation, were party to a separate arrangement, pursuant to which Mr. Ghandour agreed to be a participant in the Dorset Group Corporation. The Company has been informed that Mr. Ghandour is seeking to withdraw as a participant in Dorset, that Dorset has not consented to such withdrawal, and that discussions are occurring between Mr. Ghandour and Dorset concerning his desire to withdraw from Dorset.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: October 6, 2006	By:	/s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary